EXHIBIT 99.1

STEPAN ANNOUNCES U.S. PENSION PLAN CHANGES

NORTHFIELD, Illinois, February 20, 2006 — Stepan Company (NYSE: SCL) announced today that its Board of Directors has approved pension plan changes that will take effect July 1, 2006, impacting participants in the Company’s U.S. salaried workforce and certain participants in the U.S. hourly workforce.

•	The Company will freeze its non-union defined benefit pension plan effective June 30, 2006, and replace it with a defined contribution plan having a fixed Company contribution rate of four percent of base salary. This means that no future benefits will accrue under the pension plan, but pension benefits earned through June 30 will be available to employees when they retire under the terms of the plan.

•	Employees will still be eligible to make their own contributions to the Company’s 401(k) Income Savings Plan to help provide for their own retirement income. Investment selection for the defined contribution assets will be made by the employee, as is the case with the current 401(k) Income Savings Plan.

•	Certain longer service employees will be eligible for a supplemental contribution from the Company for up to five years. The amount of the supplemental contribution is based on replacing a portion of the estimated future benefit from the legacy pension plan, offset by the estimated future contributions from the new defined contribution plan.

•	The Company intends to seek similar plan changes for the remaining U.S. workforce as collective bargaining agreements are renegotiated.

•	The change has no impact on current U.S. retirees/former employees with vested benefits or employees who terminate or retire by June 30, 2006.

•	The U.S. Profit Sharing Plan will not be impacted by these changes.

The Company believes this change will balance the needs of providing retirement security for our employees, while providing a more predictable cost structure for the Company. Employees will also benefit from having a more portable benefit. This fully funded defined contribution balance moves with the employee during their career should they change employers. The Company believes the new plan provides a competitive retirement plan for its employees going forward, which is in balance with the Company’s need to control cost.

Current accounting rules, government regulatory requirements, and fluctuation in the value of assets held by the pension plan result in volatility in defined benefit plan expense and funding requirements. These issues do not apply to defined contribution plans as they are funded annually.

The Company will continue to recognize pension expense and cash funding obligations for the frozen defined pension plan over the remaining life of that liability. As such, the Company does not expect any full year savings in the near future, as any reduction in defined benefit pension expense is expected to be offset by the new defined contribution expense. The volatility in pension expense should decline.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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